Rule 424 (b) (3)
Registration No.  33-60013
                 333-25471

PROSPECTUS

9,915,595 Shares

ILLINOIS TOOL WORKS INC.

COMMON STOCK
No Par Value
___________________________


This Prospectus relates to the offer and sale from time to time by Illinois Tool Works Inc., a Delaware corporation ("ITW" or the "Company"), of 9,915,595 shares of its Common Stock, no par value (the "Common Stock"), in exchange for shares of capital stock of other companies, or in exchange for assets used in or related to the business of such companies. See "Securities Covered by This Prospectus."

This Prospectus also has been prepared for use, with ITW's prior written consent, by persons who have received or will receive shares of Common Stock in connection with acquisitions and who wish to offer and sell such shares under circumstances requiring or making desirable its use. See "Securities Covered by This Prospectus."

The Common Stock is listed and traded on the New York Stock
Exchange and Chicago Stock Exchange under the symbol "ITW."  On
April 28, 1997, the closing sale price for ITW Common Stock on the New York Stock Exchange was $89 7/8 per share.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
      THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION NOR HAS THE SECURITIES
              AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION
                      TO THE CONTRARY IS A
                       CRIMINAL OFFENSE.
                  ____________________________

         The date of this Prospectus is April 29, 1997.

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No individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus or any Prospectus Supplement. If given or made, such information or representations must not be relied upon as having been authorized by ITW. Neither this Prospectus nor any Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy, the shares of Common Stock offered hereby, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any Prospectus Supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth or incorporated by reference in this Prospectus or any Prospectus Supplement or in the affairs of ITW since such date.

AVAILABLE INFORMATION

   ITW is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by ITW can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and such material may be accessed electronically by means of the Commission s home page on the Internet at http://www.sec.gov. Such reports, proxy statements and other information also can be inspected at the offices of the exchanges on which ITW's Common Stock is listed, The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605.

     ITW has filed with the Commission a registration statement on Form S-4 (together with all amendments, exhibits and schedules, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit or schedule to the Registration Statement or an incorporated document, reference is made to the exhibit or schedule, as applicable, for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information pertaining to ITW and the shares of Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be examined or copied at the locations described above.

SECURITIES COVERED BY THIS PROSPECTUS

     The shares of Common Stock covered by this Prospectus are available for use in future acquisitions of other businesses or properties, which may be similar or dissimilar to ITW's present activities. The consideration offered by ITW in such acquisitions, in addition to the shares of Common Stock offered hereby, may include cash, debt or other securities (which may be convertible into shares of Common Stock covered by this Prospectus), or assumption by ITW of liabilities of the business being acquired, or a combination thereof. It is contemplated that

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the terms of acquisitions will be determined by negotiations between ITW and the owners of the business or properties to be acquired, with ITW taking into account the quality of management, the past and potential earning power and growth of the business or properties to be acquired, and other relevant factors, and it is anticipated that shares of Common Stock issued in acquisitions will be valued at a price reasonably related to the market value of the Common Stock either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the shares.

     With the consent of ITW, this Prospectus may also be used by persons who have received or will receive from ITW shares of Common Stock covered by this Prospectus or by prospectuses under other registration statements in connection with acquisitions and who may wish to sell such stock under circumstances requiring or making desirable its use. ITW's consent to such use may be conditioned upon such persons' agreeing not to offer more than a specified number of shares following amendments to this Prospectus, which ITW may agree to use its best efforts to prepare and file at certain intervals. ITW may require that any such offering be effected in an organized manner through securities dealers. Sales by means of this Prospectus may be made privately from time to time at prices to be individually negotiated with the purchasers or publicly through transactions on the New York or Chicago Stock Exchanges
(which may involve crosses and block transactions) or in the over-the-counter market, at prices reasonably related to market prices at the time of sale or at negotiated prices. Broker-dealers participating in such transactions may act as agent or as principal and, when acting as agent, may receive commissions from the purchasers as well as from the sellers (if also acting as agent for the purchasers). ITW may indemnify any broker-dealer participating in transactions against certain liabilities, including liabilities under the Securities Act. Profits, commissions and discounts on sales by persons who may be deemed to be underwriters within the meaning of the Securities Act may be deemed underwriting compensation under that Act.

     Stockholders may also offer shares of stock issued in past and future acquisitions by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales that meet the requirements of Rule 145(d) under the Securities Act, and stockholders should seek the advice of their own counsel with respect to the legal requirements for such sales.

INFORMATION CONCERNING ITW

Business of ITW

    ITW, a Delaware corporation, manufactures and markets a variety of products and systems that provide specific, problem-solving solutions for a diverse customer base worldwide. ITW has more than 365 operations in 34 countries. ITW's business units are divided into three segments: Engineered Components, Industrial Systems and Consumables, and Leasing and Investments. Products in ITW's Engineered Components segment include short lead-time plastic and metal components, fasteners and assemblies; industrial fluids and
adhesives; fastening tools; and welding products.   Industrial
Systems and Consumables' products include longer lead-time systems and related consumables for consumer and industrial packaging; marking, labeling and identification systems; industrial spray coating equipment and systems; and quality assurance equipment and systems. Leasing and Investments' activities consist of making opportunistic investments that optimally utilize ITW's cash flow and provide high returns.

     The principal executive offices of ITW are located at 3600
West Lake Avenue, Glenview, Illinois 60025, (847) 724-7500.

Information Incorporated by Reference

The following documents previously filed by ITW with the Commission (File No. 1-4797) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

     1.  ITW s Annual Report on Form 10-K for the year ended
         December 31, 1996.

     2. Current Report on Form 8-K dated April 18, 1997, which includes the description of ITW's capital stock.

     All documents filed by ITW pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents are available upon request from Stewart S. Hudnut, Senior Vice President, General Counsel and Secretary, Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, Illinois 60025, (847) 724-7500.

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EXPERTS

     The audited financial statements and schedules incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been so incorporated in reliance upon the authority of said firm as experts in giving said reports.

LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered pursuant to this Prospectus will be passed upon for ITW by Stewart S. Hudnut, Senior Vice President, General Counsel and Secretary of ITW. Mr. Hudnut owns 1,500 shares of ITW Common Stock and holds options to acquire an additional 35,000 shares of Common Stock.

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